EXHIBIT 99.1

Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE
QUINTANA MARITIME LIMITED REPORTS FOURTH QUARTER AND
ANNUAL 2005 RESULTS, DECLARES A DIVIDEND OF $0.21 PER
SHARE, AND DEFINES DIVIDEND POLICY
ATHENS, GREECE — February 28, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) today announced operating results for the fourth quarter of 2005 and for the period from January 13, 2005 (inception) to December 31, 2005. The Company was incorporated on January 13, 2005 and commenced operations on April 12, 2005.
Fourth Quarter 2005 and Full Year Results:
For the fourth quarter of 2005, Quintana reported net income of $4.7 million, or $0.20 per diluted share, based on the weighted average of 23,583,194 diluted shares outstanding for the period. Adjusted EBITDA for the quarter was $15.2 million. Quintana owned and operated an average of 9.4 vessels in the fourth quarter, as two Capesize ships were delivered during the quarter. For the fourth quarter, the full fleet earned an average time-charter-equivalent rate of approximately $25,585 per day.
The results of the quarter include a non-cash charge of $1.5 million of unamortized loan-financing costs related to the early extinguishment of a term loan facility. Excluding that charge, Quintana would have reported net income of $6.3 million, or $ 0.27 per diluted share, for the fourth quarter of 2005.
Full Year 2005 Results:
For the full year 2005, Quintana reported net income of $5.5 million, or $0.39 per diluted share, based on the weighted average of 14,239,907 diluted shares outstanding for the period. Adjusted EBITDA for 2005 was $28.6 million. There were no revenues in the first quarter of 2005. Quintana owned and operated an average of 5.0 vessels during the year, earning an average time-charter-equivalent rate of approximately $24,328 per day.

The results for year include non-cash charge of $4.7 million of unamortized loan-financing costs, which resulted from the retirement of our term loan facility. Excluding that charge, Quintana would have reported net income of $10.2 million, or $0.72 per diluted share, for the full year.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime Limited, commented, “We have made important achievements during 2005. We have significantly grown our fleet and we have established a presence in the dry bulk market with a very modern fleet. With the addition of recent charters, our time charter coverage for 2006 has expanded, with 78.7% of net operating days secured. We have taken the technical management of our fleet in house while at the same time establishing a very competitive cost base. Quintana is well placed for 2006 and is poised to benefit from the revenue potential of the entire fleet of 10 vessels.”
During the fourth quarter 2005, Quintana took delivery of its two Capesize vessels, Iron Beauty and Kirmar. The addition of these two vessels expanded the fleet by 331,000 dwt, or 56.6%, from 585,072 dwt to 916,072 dwt.
Mr. Molaris commented, “The acquisition of these two vessels enables Quintana to focus on larger cargoes, which benefit from economies of scale, and places Quintana among the larger and most modern dry-bulk fleets of the publicly traded dry-bulk companies.”
The following key indicators highlight the Company’s financial and operating performance during the fourth quarter and full year of 2005:

	Three Months Ended			Twelve Months Ended
	December 31, 2005			December 31, 2005
	(In US Dollars per day, unless otherwise stated)
	PANAMAX	CAPESIZE	TOTAL	PANAMAX	CAPESIZE	TOTAL
	2005	2005	2005	2005	2005	2005
Average number of ships	8.0	1.4	9.4	4.7	0.3	5.0
Total Ownership days	736	126	862	1,709	126	1,835
Operating days under fixed rate time charter	636	121	757	1,463	121	1,584
Operating days under variable rate time charter	91	—	91	163	—	163
Utilization	98.8%	95.6%	98.3%	95.2%	95.6%	95.2%
Time charter equivalent per ship per day — fixed rate tc	22,635	43,851 (1)	26,332	23,362	43,851 (1)	25,074
Time charter equivalent per ship per day — variable rate tc	19,446	—	19,446	17,129	—	17,129
Net daily revenue per ship per day	21,006	41,930	24,064	20,732	41,930	22,188
Vessel operating expenses per ship per day	(3,745)	(3,501)	(3,709)	(3,732)	(3,501)	(3,716)
Net Operating Cash Flow per ship per day before general and administrative expenses	17,261	38,429	20,355	17,000	38,429	18,471

(1) M/V Iron Beauty was acquired with an existing time charter at an above the market rate. The company deducts the fair value of the time charter from the purchase price of the vessel and allocates it to a deferred asset which is amortized over the remaining period of the time charter as a reduction to hire revenue. This results in a daily rate of approximately $ 30,600 as recognized revenue. For cash flow purposes the company will continue to receive $ 36,500 per day less commissions.
Glossary of Terms
Average number of vessels This is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.
Ownership days We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
Operating days We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to planned dry docking repairs or any other, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
Fleet utilization We calculate fleet utilization by dividing the number of our operating days during a period by the number of our Ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
TCE per ship per day We define TCE (time-charter equivalent) per ship per day rate as our voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. TCE rate is a shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.
Net daily revenue We define the daily TCE rate net of commissions but including idle time.
Vessel operating expenses per ship per day This include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We define as our total operating costs divided by the ownership days.

Fleet Table as of February 28, 2006

					TC Expiration
				Age (in	Date (minimum
Vessel	Type	DWT	Year Built	yrs)	period)	TC Rates (Gross)
Fearless 1(A)	Panamax	73,427	1997	8.8	March 2008	$25,000

King Coal	Panamax	72,873	1997	9.1	March 2008	$26,300

Coal Glory (A)	Panamax	73,670	1995	10.9	May 2006	$15,500

Coal Age (A)	Panamax	72,861	1997	8.6	April 2006	$25,500
					July 2006	$17,500

Iron Man (A)	Panamax	72,861	1997	8.6	March 2010	$18,500

Barbara (B)	Panamax	73,390	1997	9.0	June 2006	4TC Route based on Baltic Average

Coal Pride	Panamax	72,600	1999	6.2	February 2007	$14,850

Linda Leah (B)	Panamax	73,390	1997	9.0	June 2008	$25,000

Iron Beauty( C )	Capesize	165,500	2001	4.5	April 2010	$36,500

Kirmar( C )	Capesize	165,500	2001	4.3	February 2007	$26,250

Total Fleet	10 Vessels	916,072		7.9 yrs
				avg

(A), (B) and (C) indicate Sister Ships. As of December 31, 2005 Quintana has three sets of Sister Ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister ship concept further enhances our operational flexibility and efficiency.
Time Charter Coverage
Mr. Molaris commented, “Our strategy is to predominantly employ our vessels under period time charters, which enables us to generate stable and predictable cash flows. In this context, taking into consideration the entire fleet of 10 vessels and our fleet deployment as of February 28, 2006, 78.7% of the fleet’s net operating days for 2006 are already secured under period charters, and the charter coverage for 2007 is 52.6%”

The table below reflects the charter coverage of the fleet as of February 28, 2006:
Panamax Fleet

	1Q06	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07
	Est.	Est.	Est.	Est.	Est.	Est.	Est.	Est.
Total Time Chartered Days	623	572	448	455	361	325	364	364

Net Daily Average Rate of time chartered ships	$20,949	$20,064	$20,622	$21,130	$22,096	$22,879	$22,885	$22,885

Total Expected Time Charter Revenues in $ mil	$13.1	$11.5	$9.2	$9.6	$8.0	$7.4	$8.3	$8.3
Capesize Fleet

	1Q06	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07
	Est.	Est.	Est.	Est.	Est.	Est.	Est.	Est.
Total Time Chartered Days	178	159	160	182	147	90	91	91

Net Daily Average Rate of time chartered ships	$33,393	$30,707	$29,333	$30,034	$31,109	$35,131	$35,131	$35,131

Total Expected Time Charter Revenues in $ mil	$5.9	$4.9	$4.7	$5.5	$4.6	$3.2	$3.2	$3.2
Dividend
At its meeting today, the Board of Directors of Quintana declared a dividend of $0.21 per share, payable on March 15, 2006 to all shareholders of record as of March 10, 2006.
Paul J. Cornell, Quintana’s Chief Financial Officer, commented, “Quintana has been in operation for three quarters in 2005, and we are pleased to declare our third consecutive quarterly dividend. Since it commenced operations in April 2005, Quintana has declared aggregate dividends of $0.46 per share.”
Dividend Policy
In addition, the Board of Directors has defined the Company’s dividend policy. The Board will estimate a minimum annualized dividend each year, to be declared and paid quarterly, at its first regular meeting. The Board retains the discretion to declare quarterly dividends that deviate from the estimated dividend, taking into consideration legal restrictions, such as those under Marshall Islands law; covenants and other restrictions under the Company’s revolving credit facility and any future debt instruments; and changing market conditions. For 2006, the Board expects to pay a minimum annualized dividend of $0.84 per common share.

Mr. Molaris also commented, “I am very pleased that our Board has established a dividend policy that provides for a minimum annualized dividend per share. This policy will increase dividend visibility for our shareholders in 2006 and beyond, as well as allowing our Board the flexibility to channel the remaining cash flow to uses that yield higher returns and increase shareholder value, depending on the prevailing market conditions and other circumstances. Our long-term time-charter strategy and our competitive cost base enhance our ability to provide a stable, predictable stream of dividends to our shareholders”.
Conference Call and Webcast:
As already announced, Quintana’s management will host a conference call to discuss the results tomorrow, Wednesday, March 1, 2006 at 10:00 A.M. EST,.
Conference Call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 866 819 7111(from the US), 0800 953 0329 (from the UK) or + 44(0)1452 542 301 (from outside the US). Please quote “Quintana”.
In case of any problem with the above numbers, please dial 1 866 869 2352 (from the US),0800 694 1449 (from the UK) or + 44 (0) 1452 560 304 (from outside the US). Quote “Quintana”.
A telephonic replay of the conference call will be available until March 8, 2006 by dialing 1 866 247 4222 (from the US), 0800 953 1533 (from the UK) or + 44(0) 1452 550 000 (from outside the US). Access Code: 1859591#
Slides and audio webcast:
There will also be a live, and then archived, webcast of the conference call, that can be accessed through Quintana Maritime’s website at www.quintanamaritime.com. Participants to the live webcast should register on the website approximately 10 minutes prior to the start of the webcast.
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Quintana Maritime Limited
Consolidated Balance Sheet
(All amounts expressed in U.S. Dollars)

December 31,
2005
Assets
Current assets:
Cash and cash equivalents	$4,258,809
Inventories	378,488
Due from charterers, net	1,244,123
Other receivables	479,735
Prepaid expenses and other current assets	866,562

Total current assets	7,227,717
Non-current assets
Vessels, net of accumulated depreciation of $11,309,344	446,474,869
Other fixed assets, net of accumulated depreciation of $58,739	384,247
Deferred financing costs, net of accumulated amortization of $5,190,475	1,959,041
Deferred time charter premium, net of accumulated amortization of $439,815	9,060,185
Deferred dry docking costs, net of accumulated amortization of $279,865	919,556

Total non-current assets	458,797,898

Total assets	$466,025,615

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	1,473,592
Sundry liabilities and accruals	3,412,759
Deferred income	1,715,910

Total current liabilities	6,602,261
Long Term Debt	210,000,000
Shareholders’ equity
Common stock at $0.01 par value — 23,846,742 shares issued, authorized and outstanding	238,468
Additional paid-in capital	254,732,530
Deferred stock-based compensation	(5,187,200)
Accumulated deficit	(360,444)

Total shareholders’ equity	249,423,354

Total liabilities and shareholders’ equity	$466,025,615

QUINTANA MARITIME LIMITED
Consolidated Statement of Operations
For the three month period and the twelve month period ended December 31, 2005
(All amounts expressed in U.S. Dollars )

		Period from
		January 13,
	Three Months	2005
	Ended	(inception) to
	December 31,	December 31,
	2005	2005
REVENUES:

Voyage revenue	$21,695,924	$42,501,528
Amortization of time charter fair value	(439,815)	(439,815)
Commissions	(952,347)	(1,787,208)

Net revenue	$20,303,762	$40,274,505
EXPENSES:
Vessel operating expenses	3,197,495	6,819,595
General and administrative expenses	2,596,791	5,301,037
Management Fees	—	591,190
Depreciation and amortization	5,719,022	11,647,948

Operating income	$8,790,454	$15,914,735

OTHER INCOME (EXPENSES):
Interest expense	$(2,463,697)	$(5,366,741)
Interest income	67,966	227,936
Finance costs	(1,604,022)	(5,190,475)
Foreign exchange losses & other, net	(53,545)	(57,245)

Total other income (expense), net	$(4,053,298)	$(10,386,525)

Net Income	$4,737,156	$5,528,210

Net income per common share
Basic	0.20	0.39
Diluted	0.20	0.39
Weighted average shares outstanding
Basic	23,287,992	14,134,268
Diluted	23,583,194	14,239,907

Quintana Maritime Limited
Consolidated Statement of Cash Flows
(All amounts expressed in U.S. Dollars)

Period from
January 13, 2005
(inception) to
December 31, 2005
Cash flows from operating activities:
Net income	$5,528,210
Adjustments to reconcile net loss to net cash provided by operating activities Depreciation and amortization	11,647,948
Amortization of deferred finance and legal costs	5,190,475
Amortization of time charter fair value	439,815
Amortization of Stock based compensation	616,175
Changes in assets and liabilities:
Increase in inventories	(378,488)
Increase in due from charterer, net	(1,244,123)
Increase in other receivables	(479,735)
Increase in prepaid expenses	(866,562)
Increase in accounts payable	1,473,592
Increase in sundry liabilities and accruals	3,412,759
Increase in deferred income	1,715,910
Deferred dry-dock costs incurred	(1,199,421)

Net cash from operating activities	$25,856,555

Cash flows from investing activities:
Vessel acquisitions	(457,784,213)
Time Charter Premium	(9,500,000)
Purchases of property, plant and equipment	(442,986)

Net cash used in investing activities	$(467,727,199)

Cash flows from financing activities:
Proceeds from long-term debt	628,621,351
Payment of long-term debt	(411,621,351)
Pay down on term loan facility	(7,000,000)
Payment of financing costs	(7,149,516)
Paid-in capital and common stock	68,405,637
Proceeds from initial public offering	182,941,641
Issuance costs of initial public offering	(2,179,655)
Dividends paid	(5,888,654)

Net cash from financing activities	$446,129,453

Net increase in cash and cash equivalents	4,258,809
Cash and cash equivalents at beginning of the period	—

Cash and cash equivalents at end of the period	$4,258,809

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	3,064,300
Deferred stock-based compensation	5,803,375

Quintana Maritime Limited
Reconciliation of Net Income to Adjusted EBITDA
(All amounts expressed in U.S. Dollars)

		Period from
	Three months	January 13, 2005
	ended December	(inception) to
	31, 2005	December 31, 2005
Net Income	$4,737,156	$5,528,210
Interest and finance costs, net	3,999,753	10,329,280
Depreciation and amortization	5,719,022	11,647,948
Amortization of t/c fair value	439,815	439,815
Stock-based compensation	301,045	616,175

	15,196,791	28,561,428
Disclosure of Non-GAAP Financial Measures
Adjusted EBITDA represents net income plus interest and finance costs plus depreciation and amortization and income taxes, if any, plus deferred stock-based compensation, and amortization of time charter fair value, which is a non-cash item. Adjusted EBITDA is included because it is used by certain investors to measure a company’s financial performance. Adjusted EBITDA is a “non-GAAP financial measure” and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. Adjusted EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, working capital requirements and determination of dividends. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of Adjusted EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. The company currently owns and operates a fleet of eight Panamax size vessels and two Capesize vessels with a total carrying capacity of 916,072 dwt and an average age of 7.9 years.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
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